FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).


		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person | 2. Issuer Name and Ticker or
Siciliano       Rocco             C.    |    Trading Symbol
(Last)         (First)         (Middle) |    United Television, Inc.
          612 North Rodeo Drive         |    (UTVI)
              (Street)                  |-----------------------------------
Beverly Hills     CA             90210  |3. IRS or Social Security Number of
(City)          (State)          (Zip)  |   Reporting Person (Voluntary)
                                        |
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4. Statement of Month/Year |  5. If Amendment, Date or Original (Month/Year)
                           |
   12/97                   |
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6. Relationship of Reporting Person | 7. Individual or Joint/Group Filing
   to Issuer (Check all applicable) |
                                    |     X  Form filed by one Reporting
   x  Director             10% Owner|    --- Person
  ---                  ---          |
      Officer (give        Other    |        Form filed by more than one
  --- title below)     --- (specify |    --- Reporting Person
                            below)  |
                                    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned


1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of        6.Ownership      7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities         Form:            Indirect
                          (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially       Direct (D) or    Beneficial
                                                               of (D) (Instr.     Owned at End        Indirect (I)     Ownership
					     Code   V           3,4, and 5)        of Month           (Instr. 4)      (instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)

Common Stock              12/10/97           G       V       500      D    --       --0--

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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)    Table II-Derivative Securities Acquired, Disposed
                            of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)
                                                                          (A)      (D)         Date         Expiration
                                                                                               Exercisable  Date


 7.Title and               8.Price of         9.Number of            10.Ownership         11.Nature
   Amount of                 Derivative         Derivative              Form of              of
   Underlying                Security           Securities              Derivative           Indirect
   Securities                (Instr. 5)         Beneficially            Security:            Beneficial
   (Instr.3                                     Owned at End            Direct (D)           Ownership
   and 4)                                       of Year                 or                   (Instr.4)
						(Instr.4)               Indirect (I)
									(Instr.4)
  Title        Number
	       of Shares


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
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     /s/ Rocco C. Siciliano                  December 31, 1997
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date